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                                  EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-__________) and related Prospectus of U.S. Home Systems, Inc. for the registration of 4,070,633 shares of its common stock and to the incorporation by reference therein of our report dated March 1, 2001, with respect to the consolidated financial statements of U.S. Remodelers, Inc. included in the U.S. Home Systems, Inc. Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



Ernst & Young LLP
Dallas, Texas
June 25, 2001